NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 19, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 08, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The mandatory exchange of SOS Limited American Depositary Shares (each representing one hundred fifty (150) Class A Ordinary Shares) became effective on September 08, 2025. Each American Depositary Share (each representing one hundred fifty (150) Class A Ordinary Shares) of SOS Limited (old) automatically converted into One (1) Class A Ordinary Shares of SOS Limited (new). This Form 25 is being filed solely in connection with the discontinuation of the trading on NYSE of the American Depositary Shares (each representing one hundred fifty (150) Class A Ordinary Shares) of SOS Limited (old) and does not affect the continued listing on NYSE of the Class A Ordinary Shares of SOS Limited (new). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 08, 2025.